Exhibit 4.1

AMENDMENT TO STOCKHOLDER PROTECTION

RIGHTS AGREEMENT

THIS AMENDMENT (the “Rights Amendment”) is entered into as of the 26th day of August 2005, by and between NDCHealth Corporation, a Delaware corporation (the “Company”) f/k/a National Data Corporation, and SunTrust Bank, Atlanta, as Rights Agent (the “Rights Agent”), in order to amend the terms of that certain Stockholder Protection Rights Agreement dated March 26, 2001, by and between the Company and the Rights Agent (the ”Rights Agreement”).

WITNESSETH:

WHEREAS, on or about the date hereof, the Board of Directors of the Company determined to amend the Rights Agreement and directed the Rights Agent to enter into this Rights Amendment;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. The Rights Agreement is hereby amended by:

(a) Adding the following sentence at the end of the definition of “Acquiring Person” in Article I of the Rights Agreement:

Notwithstanding any of the terms of the foregoing definition, no Person shall become an “Acquiring Person” solely as the result of the execution and delivery of, and/or the consummation of any of the transactions contemplated by, the Agreement and Plan of Merger by and among the Company, Per-Se Technologies Inc., and Royal Merger Co., dated as of August 26, 2005 (as it may be amended from time to time, the “Merger Agreement”), and any agreements, documents or instruments executed or entered into in connection with the Merger Agreement (collectively with the Merger Agreement, the “Transaction Documents”).

(b) Replacing the definition of “Expiration Time” in Article I of the Rights Agreement with the following:

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) March 26, 2011, (iv) the time of a merger of the Company into another corporation pursuant to an agreement entered into prior to a Flip-In Date, and (v) the merger of the Company with Royal Merger Co. pursuant to the Merger Agreement.

(c) Adding the following sentence at the end of the definition of “Flip-In Date” in Article I of the Rights Agreement:

Notwithstanding any of the terms of the foregoing definition, no “Flip-In Date” will occur solely as the result of the execution and delivery of, and/or the consummation of any of the transactions contemplated by, the Transaction Documents.

(d) Adding the following sentence at the end of the definition of “Flip-Over Transaction or Event” in Article I of the Rights Agreement:

Notwithstanding any of the terms of the foregoing definition, no “Flip-Over Transaction or Event” will occur solely as the result of the execution and delivery of, and/or the consummation of any of the transactions contemplated by, the Transaction Documents.

(e) Adding the following sentence at the end of the definition of “Stock Acquisition Date” in Article I of the Rights Agreement:

Notwithstanding any of the terms of the foregoing definition, no “Stock Acquisition Date” will occur solely as the result of the execution and delivery of, and/or the consummation of any of the transactions contemplated by, the Transaction Documents, or any public announcement of any of the foregoing.

2. All terms defined in the Rights Agreement that are used herein shall have the meanings defined in the Rights Agreement, unless specifically defined otherwise herein.

3. The term “Agreement” as used in the Rights Agreement shall mean the Rights Agreement, as amended by this Rights Amendment, or as it may from time to time be amended in the future by one or more other written amendment or modification agreements entered into pursuant to the applicable provisions of the Rights Agreement.

4. This Rights Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5. This Rights Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

6. Except as expressly herein amended, the terms and conditions of the Rights Agreement shall remain in full force and effect.

7. This Rights Amendment is not intended to be, nor shall it be construed to be, a novation.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Rights Amendment to be duly executed as of the date first above written.

NDCHEALTH CORPORATION, f/k/a National Data Corporation

By:	/s/ Randolph L.M. Hutto
Randolph L.M. Hutto
Executive Vice President, General Counsel
and Secretary

SUNTRUST BANK, ATLANTA, as Rights Agent

By:	/s/ Sandra Benefield
Sandra Benefield
Vice President